Exhibit 10.7

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (this “Agreement”) is made by and between Matthew J. Espe (“Executive”) and Armstrong World Industries, Inc. This Agreement provides for all payments to which Executive may be entitled from the Company, including under the Employment Agreement between Executive and the Company, dated June 24, 2010, as amended as of February 25, 2015 (the “Employment Agreement”).

As used in this Agreement, any reference to Executive shall include Executive, and in their capacities as such, Executive’s heirs, administrators, representatives, executors, legatees, successors, agents and assigns. As used in this Agreement, any reference to the “Company” shall mean Armstrong World Industries, Inc. and each subsidiary of Armstrong World Industries, Inc.

In consideration of the mutual promises, agreements and representations contained herein, the parties agree as follows:

1. Termination of Service. Executive acknowledges that as of the close of business on March 31, 2016 (the “Termination Date”), Executive’s employment with the Company will terminate. On the Termination Date, Executive will cease to hold any position or office with the Company, including as an officer or director of the Company.

2. Company’s Obligations.

(a) Whether or not Executive executes this Agreement, the Company will pay Executive the following:

(i) Accrued and unpaid base salary as of the Termination Date, which will be paid in a single lump sum on the first regularly scheduled payroll date for the pay period in which the Termination Date occurs;

(ii) Payment of Executive’s accrued but unused paid-time-off days, which will be paid in a single lump sum on the first regularly scheduled payroll date for the pay period in which the Termination Date occurs ($16,366.59);

(iii) A lump sum payment equal to $2,018,800, in full satisfaction of the Company’s obligations under the Retention Award Agreement between Executive and the Company, dated February 24, 2015, which will be paid within 15 business days following the Termination Date;

(iv) Reimbursement for any and all monies advanced or expenses incurred for reasonable and necessary expenses incurred by Executive on behalf of the Company prior to the Termination Date in accordance with the Company’s expense reimbursement policy, provided that Executive submits appropriate receipts to the Company within 30 days after the Termination Date; the reimbursements shall be paid within 30 days following the date on which Executive submits such receipts in accordance with the Company’s reimbursement policy; and

(v) Executive’s vested accrued benefits under the Company’s applicable employee benefit plans, including any deferred compensation and retirement plans of the Company, which shall be paid in accordance with the terms of the applicable plans.

(b) In consideration of the release set forth in Section 3 below and the promises set forth in Section 4 below and in lieu of any severance amounts under any other severance plans or agreements of by the Company, the Company agrees to pay or provide the following severance pay to Executive, provided Executive timely signs and does not revoke this Agreement:

(i) Within 60 days following the Termination Date, the Company shall pay Executive in a lump sum payment severance pay equal to $4,239,480, which is equal to two times the sum of (A) Executive’s base salary in effect immediately prior to the Termination Date and (B) Executive’s Target Bonus (as defined in the Employment Agreement) in effect immediately prior to the Termination Date.

(ii) At the same time that the Company pays other executives participating in the Armstrong World Industries, Inc. Management Achievement Plan their annual bonus payments for fiscal year 2016, if any, but in no event later than March 15, 2017, the Company shall pay Executive the annual bonus that he would have been entitled to receive for fiscal year 2016 had he continued in employment until the end of fiscal year 2016, if any, with such amount determined based on the Company’s actual performance for fiscal year 2016 (but without any exercise of negative discretion with respect to Executive in excess of that applied either to senior executives of the Company generally for fiscal year 2016 or in accordance with the Company’s historical past practice), multiplied by a fraction, the numerator of which is 91 and denominator of which is 365.

(iii) For the six-month period following the Termination Date, Executive and Executive’s dependents shall continue to receive (A) continued coverage under any health, medical, dental and vision, provided that Executive elects to receive continued health coverage under the Company’s health plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Executive pays the active employee rate for such continued coverage, and (B) continued coverage under any life insurance program of the Company in which Executive was eligible to participate as of immediately prior to the Termination Date, provided that Executive pays the active employee rate for such coverage. For the 18-month period thereafter, the Company shall pay Executive a monthly amount of $2,915, which monthly amount is comprised of $1,075 in lieu of continued health, medical, dental and vision benefits for Executive and Executive’s dependents and $1,840 in lieu of continued life insurance benefits. The monthly payments during such 18-month period that follows the first six-month period following the Termination Date shall cease, on a benefit-by-benefit basis, on the date that any such coverage is made available to Executive by a subsequent employer. COBRA continuation coverage shall run concurrently with such two-year period and Executive shall be eligible for COBRA coverage only in accordance with the COBRA eligibility rules under the Company’s health plan.

(c) In the event Executive dies after the Termination Date, any payments due to Executive under this Agreement and not paid prior to Executive’s death shall be made to the personal representative of Executive’s estate; provided that as of the date of Executive’s death, any health coverage payments shall be reduced to cover Executive’s dependents only and any life insurance payments for life insurance benefits on the Executive’s life shall cease.

(d) Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. The amount of any payment or benefit provided for herein shall not be reduced by any compensation earned by other employment or otherwise.

(e) Executive’s outstanding equity awards on Company common stock shall be subject to the terms of the relevant plans and applicable award agreements and will be treated as follows:

(i) Executive’s outstanding stock options to purchase Company common stock shall continue to become exercisable in accordance with the vesting schedules set forth in the applicable award agreements following the Termination Date and shall remain outstanding until the earlier of five years following the Termination Date or the end of their respective terms, subject to the terms of the relevant plans and applicable award agreements.

(ii) Executive’s outstanding time-based restricted stock units shall vest on a prorata basis on the Termination Date, based on the period of Executive’s employment prior to the Termination Date and the terms of the applicable time-based restricted stock unit award agreement, and the vested units shall be settled in accordance with the terms set forth in the relevant plan and the applicable time-based restricted stock unit award agreement, including the requirement that settlement shall be subject to the six-month delay as described in Section 6 of the applicable time-based restricted stock unit award agreement.

(iii) Executive’s outstanding performance-based stock units shall vest on a prorata basis as of the Termination Date, based on the period of Executive’s employment prior to the Termination Date and the terms of the applicable performance-based stock unit award agreement, and the vested units shall be settled in accordance with the terms set forth in the relevant plans and the applicable performance-based stock unit award agreement.

Attached as Exhibit A is a schedule of Executive’s outstanding stock options, time-based restricted stock units and performance-based stock units and the vesting under this subsection (e).

(f) The Company will provide Executive with career continuation services to assist with Executive’s job transition in accordance with the Company’s career continuation services policy; provided that Executive commences such services within six months following the Termination Date and the services are completed on or prior to December 31, 2018.

(g) All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall be responsible for all taxes applicable to amounts payable under this Agreement.

3. Release.

(a) In further consideration of the compensation provided to Executive in Section 2(b), Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever arising from the beginning of time up to the date of that Executive signs this Agreement: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWPBA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the applicable state law against discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall in any way diminish or impair: (A) any direct or indirect holdings of equity in Armstrong World Industries, Inc. or any outstanding stock options, restricted stock units or performance-based stock units, which shall be subject to the terms and conditions of this Agreement; (B) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans; (C) any right to indemnification under the bylaws of the Company, or under any directors and officers insurance policy, with respect to Executive’s performance of duties as an employee or officer of the Company, (D) any waiver of rights or claims that may arise after the date Executive executes this Agreement, (E) any claim or right Executive may have for unemployment insurance benefits, workers’ compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law, and (F) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.

(b) Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the employment relationship with the Company or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

(c) In waiving and releasing any and all claims against the Releasees, whether or not now known to Executive, Executive understands that this means that if Executive later discovers facts different from or in addition to those facts currently known by Executive, or believed by Executive to be true, the waivers and releases of this Agreement will remain effective in all respects, despite such different or additional facts and Executive’s later discovery of such facts, even if Executive would not have agreed to this Agreement if Executive had prior knowledge of such facts.

4. Termination of Change in Control Agreement; Restrictive Covenants. Pursuant to Section 15(n) of the Employment Agreement, Executive acknowledges and agrees that the Change in Control Severance Agreement, effective August 1, 2015 (“Change in Control Agreement”), will terminate on the Termination Date, except for Section 8 thereof (“Restrictive Covenants”), which shall remain in effect. Subject to Section 6 below, in consideration of this Agreement, and in addition to the release set forth in Section 3 above, Executive acknowledges and agrees that he continues to be obligated to comply with the restrictive covenants and agreements set forth in Sections 10, 11 and 12 of the Employment Agreement and Section 8 of the Change in Control Agreement, any other written restrictive covenants and agreements in effect with the Company, and obligations with respect to the Company under the Company’s Code of Business Conduct, all of which are incorporated herein.

5. Return of Property. Except for his Company-issued laptop and cell phone, which Executive agrees to provide to the Company so that it can delete all Company property and information from such devices, Executive will return all Company property to the Company on or before the Termination Date and Executive will not retain any property of the Company. To the extent that Executive made use of Executive’s own personal computing devices (e.g., PDA, laptop, thumbdrive, etc.) during employment with the Company, Executive will permit the Company to delete all Company property and information from such personal computing devices.

6. Reports to Government Entities. Nothing in this Agreement, including the restrictive covenants incorporated herein, restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Executive does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. Executive is not required to notify the Company that Executive has engaged in such communications with the Regulators.

7. No Other Benefits or Compensation. Except as otherwise set forth herein and in the applicable plans, effective on Executive’s Termination Date, Executive shall cease to be a participant in the benefit plans of the Company. Executive acknowledges that, upon receiving the payments and benefits provided for in Section 2, Executive has received all benefits and amounts due from the Company related to Executive’s employment with the Company, including all wages, overtime, bonuses, commissions, incentives, sick pay, personal leave and vacation pay to which Executive is entitled and that no other amounts are due to Executive other than as set forth in this Agreement. Executive also acknowledges that Executive was provided any leaves to which Executive was entitled in connection with Executive’s employment with the Company. Notwithstanding the foregoing, nothing in this Agreement is a waiver, modification or forfeiture of any vested accrued benefit that Executive may have under the Company’s benefit plans.

8. No Admission of Liability. It is understood and agreed by Executive that the payments made to Executive are not to be construed as an admission of any liability on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

9. Controlling Law. This Agreement and the rights and obligations of the parties shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

10. Venue. The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the Commonwealth of Pennsylvania, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

11. Severability. If any provision of this Agreement is construed to be invalid, unlawful or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, except that, in the event the release in Section 3 is held to be unlawful, invalid or unenforceable, any payments made pursuant to Section 2(b) shall be returned to the Company and no further consideration shall be due. If any covenant or agreement is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

12. Amendment; Assignment. The parties agree that this Agreement may not be altered, amended or modified, in any respect, except by a writing duly executed by both parties. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

13. Entire Agreement. The parties understand that no promise, inducement or other agreement not expressly contained herein has been made conferring any benefit upon them, that this Agreement contains the entire agreement between the parties with respect to the subject matter hereof (except as provided in Section 4 above), and that the terms of this Agreement are contractual and not recitals only.

14. Section 409A. This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption, and the provisions of this Section shall apply notwithstanding any provisions of this Agreement to the contrary. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment under this Agreement shall be treated as a separate payment. With respect to any payments that are subject to section 409A of the Code, in no event shall Executive, directly or indirectly, designate the calendar year of a payment. With respect to any payments that are subject to section 409A of the Code, in no event shall the timing of Executive’s execution of this Agreement, directly or indirectly, result in Executive designating the calendar year of payment of any amount set forth in Section 2 above, and if a payment of any amount set forth in Section 2(b) above is subject to section 409A of the Code and could be made in more than one taxable year, based on timing of the execution of this Agreement, payment shall be made in the later taxable year. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.

15. Acknowledgement.

(a) Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing this Agreement.

(b) Executive understands and agrees that Executive has the right and has been given the opportunity to review this Agreement with an attorney of Executive’s choice should Executive so desire.

(c) Executive further acknowledges and agrees that Executive has had at least twenty-one (21) calendar days to consider this Agreement, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed this Agreement, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so only by writing to: Armstrong World Industries, Inc., P.O. Box 3001, Lancaster, Pennsylvania 17604, Attention: General Counsel. This Agreement shall not be effective until the eighth (8th) day after Executive shall have executed this Agreement and returned it to the Company, assuming that Executive had not revoked Executive’s consent to this Agreement prior to such date.

(d) No payments shall be due under Section 2(b) of this Agreement unless this Agreement has become effective, and no such amounts shall be paid until the times set forth herein.

(e) Executive is signing this Agreement on or after Executive’s Termination Date.

(f) This Agreement is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider this Agreement and that Executive has not been pressured or in any way coerced into executing this Agreement.

(g) In exchange for Executive’s waivers, releases and commitments set forth herein, including Executive’s waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that Executive is receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which Executive would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein.

EXECUTIVE REPRESENTS THAT EXECUTIVE HAS READ THE TERMS OF THIS AGREEMENT, THAT THIS AGREEMENT IS WRITTEN IN A MANNER THAT EXECUTIVE CAN UNDERSTAND AND THAT THE COMPANY HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS AGREEMENT OTHER THAN THOSE CONTAINED HEREIN.

EXECUTIVE FREELY AND VOLUNTARILY AGREES TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THE SAME AS EXECUTIVE’S OWN FREE ACT.

IN WITNESS WHEREOF, and intending to be legally bound, the parties agree to the terms of this Agreement.

Armstrong World Industries, Inc.

Date:	3/30/2016	By:	/s/ Ellen R. Romano
		Name:	Ellen R. Romano
		Title:	SVP, Human Resources

Date:	3/30/2016	By:	/s/ Matthew J. Espe
Matthew J. Espe

Exhibit A

Outstanding Stock Options, Restricted Stock Units and Performance-Based Stock Units

Type of Award	Number of Shares subject to Award at Date of Grant	Date of Grant	Exercise Price of Options	Number of Units Vested as of Termination Date (after Proration, if Applicable)	Number of Options that will Continue to Vest	Expiration Date of Options
Stock Options
	343,835	8/10/2010	$24.73	N/A		8/10/2020
	121,399	3/2/2011	$35.57	N/A		3/2/2021
	101,647	2/28/2012	$43.21	N/A		4/1/2021
	87,460	2/20/2013	$51.76	N/A		4/1/2021
	75,904	2/25/2014	$53.87	N/A	25,302	4/1/2021
Time-Based Restricted Stock Units
	18,871	2/24/2015	N/A	10,222	N/A	N/A
	18,872	2/24/2015	N/A	6,815	N/A	N/A
Performance-Based Stock Units
	23,390	2/25/2014	N/A	8,772	N/A	N/A

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